UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name Of Registrant As Specified In Charter)

Bermuda 001-31721	98-0395986
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road Pembroke HM 08, Bermuda	N/A
(Address of principal executive offices, including zip code)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares, each representing a 1/100th interest in a 5.50% Series E Preferred Share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-193384

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered

This registration statement on Form 8-A relates to up to 24,000,000 depositary shares (the “Depositary Shares”), each representing a 1/100th interest in a share of the 5.50% Series E Preferred Shares, par value $0.0125 per share and a liquidation preference of $2,500 per Series E Preferred Share (equivalent to $25 per Depositary Share) (the “Series E Preferred Shares”) of AXIS Capital Holdings Limited (the “Company”). For a description of the Series E Preferred Shares and the Depositary Shares, reference is made to the information set forth under the headings “Description of the Series E Preferred Shares” and “Description of Depositary Shares” in the Company’s Prospectus Supplement, dated October 31, 2016, to the Prospectus, dated January 16, 2014, which constitutes a part of the Company’s Registration Statement on Form S-3ASR (File No. 333-193384), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits

3.1	Certificate of Incorporation and Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 5-1 (Amendment No. 1) (No. 333-103620) filed on April 16, 2003).

3.2	Certificate of Designations of the Series E Preferred Shares (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 7, 2016).

3.3	Amended and Restated Bye-laws of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed on May 15, 2009).

4.1	Form of Stock Certificate evidencing the Series E Preferred Shares (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on November 7, 2016).

4.2	Deposit Agreement, dated as of November 7, 2016, by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary, and the holders from time to time of the Depositary Receipts described therein (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on November 7, 2016).

4.3	Form of Depositary Receipt (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on November 7, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 7, 2016

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Jose Osset
Name:	Jose Osset
Title:	Sr. Vice President and Treasurer